    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1996


                                                      REGISTRATION NO. 333-11777
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               THE BOEING COMPANY
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           91-0425694
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                           Identification No.)

                            ------------------------

            7755 EAST MARGINAL WAY SOUTH, SEATTLE, WASHINGTON 98108
                                 (206) 655-2121
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 HEATHER HOWARD
                   Corporate Secretary and Corporate Counsel
                          7755 East Marginal Way South
                           Seattle, Washington 98108
                                 (206) 655-7531
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:

                                ALLEN FINKELSON
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                               New York, NY 10019
                                 (212) 474-1000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger of Boeing NA, Inc. with and into Rockwell International Corporation pursuant to the Agreement and Plan of Merger described in the enclosed Prospectus have been satisfied or waived.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.    / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box.    / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,600,000,000
                               THE BOEING COMPANY
                                   GUARANTEE

                                ----------------

    Subject to the satisfaction or waiver of certain conditions described below, The Boeing Company ("Boeing" or the "Company") hereby offers its senior, unsecured guarantee (the "Guarantee") to Record Holders (as defined below) of the following series of senior, unsecured debt securities issued by Rockwell International Corporation ("Rockwell"):

                $300,000,000 7 5/8% NOTES DUE FEBRUARY 17, 1998
                $300,000,000 8 7/8% NOTES DUE SEPTEMBER 15, 1999
                $200,000,000 8 3/8% NOTES DUE FEBRUARY 15, 2001
                $300,000,000 6 3/4% NOTES DUE SEPTEMBER 15, 2002
                $200,000,000 7 7/8% NOTES DUE FEBRUARY 15, 2005
                   $300,000,000 6 5/8% NOTES DUE JUNE 1, 2005

    The foregoing debt securities are referred to collectively as the "Securities", and each series thereof is referred to as a "Series of Securities".

    The Guarantee is offered in conjunction with the consent solicitations (collectively, the "Solicitations") made by Boeing and Rockwell to the Record Holders of the Securities pursuant to the Consent Solicitation Statement delivered with this Prospectus (the "Statement"). The conditions to the offering of the Guarantee include the due execution and delivery by all parties thereto of a Second Supplemental Indenture with respect to the Securities (the "Supplemental Indenture") containing, among other things, the Proposed Amendments (as defined under "Description of the Solicitations" below) with respect to which consents are sought by Boeing and Rockwell in the Solicitations and the occurrence of the Effective Time (as defined under "Description of the Guarantee" below). See "Description of the Guarantee-- Conditions to the Effectiveness of the Guarantee" below.

    The Guarantee will be embodied in the Supplemental Indenture. It is intended that the Supplemental Indenture will be executed on or shortly after the date of receipt of the Requisite Consents (as defined under "Description of the Solicitations" below) with respect to each Series of Securities but not prior to the Relevant Expiration Date (as defined under "Description of the Solicitations" below). The Supplemental Indenture will become binding in accordance with its terms upon execution, but the Proposed Amendments and the Guarantee will not become effective until the Effectiveness Date (as defined under "Description of the Guarantee--Conditions to the Effectiveness of the Guarantee" below).

    The Company will not receive any cash proceeds in connection with the offering of the Guarantee. The Guarantee is being offered solely by Boeing and not by Rockwell or New Rockwell (as defined under "Description of the Proposed Transactions" below), and this registration statement has been filed and prepared by Boeing.

                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is November 5, 1996.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.


    PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Prospectus, the words "estimate", "project", "intend", "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include the risks, uncertainties and risk factors identified under the heading "Forward-Looking Information Is Subject to Risk and Uncertainty" accompanying "Management's Discussion and Analysis of Results of Operations, Financial Condition and Business Environment" which is in the Company's 1995 Annual Report to Shareholders and which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. Boeing does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                      DOCUMENTS INCORPORATED BY REFERENCE

    There are hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996 heretofore filed with the Commission pursuant to the 1934 Act, to which reference is hereby made and the financial statements of the Aerospace and Defense business of Rockwell (the "A&D Business") included in the Company's Registration Statement on Form S-4 (file number 333-15001) heretofore filed with the Commission under the Securities Act of 1933 (the "Form S-4"), to which reference is hereby made.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Guarantee, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Heather Howard, Corporate Secretary and Corporate Counsel, The Boeing Company, P.O. Box 3707, Mail Stop 10-13, Seattle, WA 98124. Telephone requests may be directed to the Corporate Secretary at (206) 655-7531.
                            ------------------------

                                  THE COMPANY

    The Company is one of the world's major aerospace firms. The Company operates in two principal industries: commercial aircraft, and defense and space. Commercial aircraft operations--conducted through Boeing Commercial Airplane Group--involve development, production and marketing of commercial jet transports, and providing related support services to the commercial airline industry worldwide. Defense and space operations--conducted through Boeing Defense & Space Group--involve research, development, production, modification and support of military aircraft and helicopters and related systems, space systems and missile systems. Defense and space sales are principally through U.S. Government contracts.

    The address of the principal executive offices of the Company is 7755 East Marginal Way South, Seattle, Washington 98108. The mailing address is P.O. Box 3707, Seattle, Washington 98124. The telephone number of the Company is (206) 655-2121.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth information with respect to the Company's consolidated ratio of earnings to fixed charges for the periods indicated:

                                                                    SIX MONTHS                 YEAR ENDED DECEMBER 31,
                                                                       ENDED        ----------------------------------------------
                                                                   JUNE 30, 1996       1995        1994        1993        1992
                                                                 -----------------     -----     ---------     -----     ---------
Ratio of Earnings to Fixed Charges.............................            7.2             2.5         5.6         8.6        12.9
Ratio of Earnings to Fixed Charges Based on Pro Forma Condensed
  Combined Statement of Net Earnings...........................            4.7             2.1

                                                                   1991
                                                                 ---------
Ratio of Earnings to Fixed Charges.............................       20.8
Ratio of Earnings to Fixed Charges Based on Pro Forma Condensed
  Combined Statement of Net Earnings...........................

    The ratio of earnings to fixed charges represents the number of times that fixed charges were covered by earnings. In computing the ratio, earnings consist of net earnings plus federal taxes on income and fixed charges adjusted for capitalized interest and amortization of previously capitalized interest, less earnings accounted for by the equity method and not distributed. Fixed charges consist of interest on borrowings, both expensed and capitalized, and that portion of rentals representative of an interest factor. For a description of the pro forma adjustments, see "Pro Forma Financial Statements" below.

                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the Guarantee.

                          DESCRIPTION OF THE GUARANTEE

GENERAL

    The Guarantee is to be issued pursuant to the terms of the Supplemental Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Guarantee is offered in uncertificated form, subject to the satisfaction or waiver of certain conditions described below. See "Conditions to the Effectiveness of the Guarantee".

    The Guarantee will provide that the Company unconditionally and irrevocably guarantees the due and punctual payment of the principal of, premium, if any, interest on, and all other amounts due under the Securities of each Series when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, or both, according to the terms of such Securities. The Guarantee will be unconditional irrespective of the validity, regularity or enforceability of the applicable Securities, any change or amendment thereto, the absence of any action to enforce the same, any waiver or consent by the Trustee or the registered owners of the Securities with respect to any provision thereof or the Indenture (as defined below), the recovery of any judgment against Rockwell or any action to enforce the same, or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, the Company will not waive presentment or demand of payment or notice with respect to the Securities.

    The Company will be subrogated to all rights against Rockwell of any Record Holder in respect of any amounts paid by the Company pursuant to the provisions of the Guarantee. However, the Company will only be entitled to enforce its right of subrogation after the principal of and interest on the Securities and all other amounts owed to the Record Holders of the Securities have been paid in full. The Guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by Rockwell is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Rockwell or the Company or otherwise. The Company will waive any right of set-off or counterclaim it may have against registered owners of the Securities arising from any other obligations any such registered owners may have to Rockwell or the Company. Boeing covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Securities and in the Guarantee.


    Record Holders of Securities will receive a copy of the Guarantee from The Chase Manhattan Bank (formerly known as Chemical Bank), as successor by merger to Manufacturers Hanover Trust Company, as Trustee (the "Trustee"), under the Indenture dated as of October 1, 1982, as amended, between Rockwell and the Trustee (the "Indenture"). It will not be necessary for new certificates evidencing such Securities to be issued.


CONDITIONS TO THE EFFECTIVENESS OF THE GUARANTEE

    The Guarantee will not become effective unless and until the Effectiveness Date has occurred. The "Effectiveness Date" is the date that (i) Boeing and Rockwell have received the Requisite Consents with respect to each Series of Securities, (ii) the Supplemental Indenture has been duly executed and delivered by all parties thereto and (iii) the Effective Time (as defined in the Agreement and Plan of Merger dated as of July 31, 1996 among Rockwell, Boeing and a subsidiary of Boeing (the "Merger Agreement")) has occurred or is simultaneously occurring.

    The conditions to the consummation of the offering of the Guarantee are for the sole benefit of Boeing, and such conditions may be asserted by Boeing in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by Boeing, in whole or in part, in its sole discretion. The Board of Directors of Boeing has not made a decision as to which circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by Boeing concerning the events described in this paragraph shall be final and binding upon all persons.

COVENANTS IN THE GUARANTEE

    The Guarantee will include the covenants described below:


    LIMITATIONS ON LIENS. The Guarantee will provide that Boeing will not, and will not permit any Subsidiary to, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (referred to for purposes of this provision and the provision described below under the caption "Limitations on Sale and Lease-Back Transactions" as "indebtedness") secured by any mortgage, security interest, pledge or lien (referred to for purposes of this provision and the provision described below under the caption "Limitations on Sale and Lease-Back Transactions" as a "mortgage") of or upon any Principal Property, or shares of capital stock or evidences of indebtedness for borrowed money issued by any Subsidiary and owned by Boeing or any Subsidiary whether owned at the date of the effectiveness of the Supplemental Indenture or thereafter acquired, without making effective provision, and Boeing in each case will make or cause to be made effective provision, whereby Boeing's obligations under the Guarantee will be secured by such mortgage equally and ratably with any and all other indebtedness thereby secured, so long as such indebtedness is so secured (for the purpose of providing such equal and ratable security the principal amount of Boeing's obligations under the Guarantee will mean and will not be less than that principal amount of the Securities that could be declared to be due and payable pursuant to Section 5-2 of the Indenture on the date of the making of such effective provision and the extent of such equal and ratable security shall be adjusted as and when said principal amount changes over time pursuant to Section 5-2 and any other provision of the Indenture or the Securities). The restriction described above will not apply to indebtedness secured by any of the following:
(1) mortgages on any property existing at the time of acquisition thereof or at the date of the effectiveness of the Supplemental Indenture; (2) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Boeing or a Subsidiary or a Subsidiary is merged into such corporation or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to Boeing or a Subsidiary, so long as such mortgage is not extended to property owned by Boeing or such Subsidiary immediately prior thereto; (3) mortgages on property of a corporation existing at the time such corporation first becomes a Subsidiary; (4) mortgages securing indebtedness of a Subsidiary to Boeing or to another Subsidiary; (5) mortgages on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving all or any part of such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, so long as the commitment of the creditor to extend the credit secured by any such mortgage has been obtained not later than 120 days after the later of (a) the completion of the acquisition, substantial repair or alteration, construction, development or substantial improvement of such property or (b) the placing in operation of such property or of such property as so substantially repaired or altered, constructed, developed or substantially improved; (6) mechanic's liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from such governmental body pursuant to any contract or provision of any statute, and other liens, charges and encumbrances incidental to construction, to the conduct of business or the ownership of property of Boeing or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of advances or credits or the acquisition of property and do not in the aggregate materially impair the use of any Principal Property for the purposes for which it is held or which are being contested in good faith by Boeing or such Subsidiary; or (7) any extensions, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1) to (6), inclusive, so long as the principal amount of indebtedness secured thereby and not otherwise authorized by clauses (1) to (6) above, inclusive, does not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.


    Notwithstanding the provisions described in the preceding paragraph, Boeing or any Subsidiary may issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the restrictions described in the preceding paragraph in an aggregate amount which, together with all attributable debt outstanding pursuant to the provision described in the second paragraph under the caption "Limitations on Sale and Lease-Back Transactions" below and all indebtedness outstanding pursuant to the provision described in this paragraph, does not at the time of such issuance, assumption or guarantee of secured indebtedness exceed 15% of Consolidated Net Tangible Assets.



    LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. The Guarantee will provide that Boeing will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property (except for a transaction providing for a lease for a term, including any renewal thereof, of not more than three years, except for a transaction between Boeing and a Subsidiary or between Subsidiaries and except for any lease of property acquired after the date of the effectiveness of the Supplemental Indenture if the rent payable by Boeing or such Subsidiary thereunder is to be reimbursed under a contract with the government of the United States or any instrumentality or agency thereof), if the commitment by or on behalf of the purchaser is obtained more than 120 days after the later of (i) the completion of the acquisition, substantial repair or alteration, construction, development or substantial improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so substantially repaired or altered, constructed, developed or substantially improved, unless either (x) Boeing or such Subsidiary would be entitled pursuant to the provision described in the first paragraph under the caption "Limitations on Liens" to issue, assume or guarantee debt secured by a mortgage on such Principal Property without equally and ratably securing Boeing's obligations under the Guarantee or (y) Boeing applies or causes to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof (but not in excess of the net book value of such Principal Property at the date of such sale or transfer) and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by the Board of Directors) of the Principal Property so leased to the retirement, within 180 days after the effective date of such Sale and Lease-Back Transaction, of Securities, Boeing Securities or other indebtedness of Boeing or a Subsidiary. Any such retirement of Securities or Boeing Securities will be reduced by an amount equal to the sum of (A) an amount equal to the principal amount of Securities or Boeing Securities delivered within 180 days after the effective date of such Sale and Lease-Back Transaction to the Trustee or the Boeing Indenture Trustee, as the case may be, for retirement and cancellation (for purposes of making such calculation the principal amount of Original Issue Discount Securities so retired or cancelled will mean the portion thereof that could have been declared due and payable pursuant to Section 502 of the Boeing Indenture at the time retired and cancelled) and (B) the principal amount, plus any premium or fee paid in connection with any redemption in accordance with the terms, of other indebtedness voluntarily retired by Boeing within such 180-day period, excluding retirements pursuant to prepayment provisions and payments at maturity.


    Notwithstanding the provisions described in the preceding paragraph, Boeing or any Subsidiary may enter into a Sale and Lease-Back Transaction which would otherwise be subject to the restrictions described in the preceding paragraph so as to create an aggregate amount of attributable debt which, together with all indebtedness outstanding pursuant to the provision described in the second paragraph under the caption "Limitations on Liens" and all attributable debt outstanding pursuant to the provision described in this paragraph, does not at the time of such Sale and Lease-Back Transaction exceed 15% of Consolidated Net Tangible Assets. "Attributable debt" in respect of any Sale and Lease-Back Transaction means, as of the time of the determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot be readily determined, at a rate of interest of 10% per annum, compounded semiannually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

    GUARANTEE EVENTS OF DEFAULT. A "Guarantee Event of Default" with respect to a Series of Securities will be defined as: (1) default in the performance, or breach, of any covenant or warranty of Boeing described under "Limitations on Liens" or "Limitations on Sale and Lease-Back Transactions" above or under "Consolidations and Mergers of Boeing and Conveyances Permitted Subject to Certain Conditions" below, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Boeing by the Trustee or to Boeing and the Trustee by the record holders of at least 25% in principal amount of the outstanding Securities of such Series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Guarantee Default"; or (2) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of Boeing in an involuntary case or proceeding under applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging Boeing a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Boeing under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Boeing or of any substantial part of the property of Boeing, or ordering the winding up or liquidation of the affairs of Boeing, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or (3) the commencement by Boeing of proceedings to be adjudicated a bankrupt or insolvent, or the consent by Boeing to the entry of a decree or order for relief in an involuntary case or proceeding under the federal or state bankruptcy laws or to the commencement of any bankruptcy or insolvency case or proceeding against Boeing, or the filing by Boeing of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy law, or the consent by Boeing to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Boeing or of any substantial part of the property of Boeing, or the making by Boeing of an assignment for the benefit of creditors, or the admission by Boeing in writing of its inability to pay its debts generally as they become due.

    CONSOLIDATIONS AND MERGERS OF BOEING AND CONVEYANCES PERMITTED SUBJECT TO CERTAIN CONDITIONS. The Guarantee will provide that Boeing may consolidate with, or sell or convey all or substantially all its assets to, or merge into any other corporation so long as, in any such case, (i) Boeing is the surviving corporation, or the successor corporation is a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation expressly assumes the due and punctual payment of all amounts due under the Guarantee, and the due and punctual performance and observance of all the covenants and conditions of the Guarantee to be performed by Boeing, by a supplemental indenture executed and delivered to the Trustee by such corporation and (ii) immediately after such merger or consolidation or such sale or conveyance, no Payment Default or Guarantee Event of Default, and no event which, after notice or lapse of time or both, would become a Payment Default or Guarantee Event of Default has occurred and is continuing.

    In case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor corporation, such successor corporation will succeed to and be substituted for Boeing with the same effect as if it had been named in the Guarantee as the guarantor, and the predecessor corporation will be relieved of any further obligation under the Guarantee.

    The Trustee will receive an officers' certificate and an opinion of counsel each stating that any such consolidation, merger, sale or conveyance, and any such assumption, and all conditions precedent provided for in the Guarantee relating to such transaction have been complied with.

CERTAIN DEFINITIONS

    The following definitions are applicable to the covenants described above:

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

    "BOARD OF DIRECTORS" means the board of directors of Boeing or any committee of such board duly authorized to act with respect to the Guarantee.


    "BOEING INDENTURE" means the Indenture dated as of August 15, 1991 between Boeing and The Chase Manhattan Bank (successor in interest to The Chase Manhattan Bank (National Association)), as Trustee, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, and includes the terms of any series of Boeing Securities established as contemplated by Section 301 thereof. However, if at any time more than one Person is acting as Boeing Indenture Trustee thereunder, "Boeing Indenture" means, with respect to any one or more series of Boeing Securities for which a Person is Boeing Indenture Trustee, the Boeing Indenture as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof and will include the terms of the or those particular series of Boeing Securities for which such Person is Boeing Indenture Trustee established as contemplated by Section 301 thereof, exclusive, however, of any provisions or terms which relate solely to other series of Boeing Securities for which such Person is Boeing Indenture Trustee, regardless of when such terms or provisions were adopted, and exclusive of any provisions or terms adopted by means of one or more indentures supplemental thereto executed and delivered after such Person had become such Boeing Indenture Trustee but to which such Person, as such trustee, was not a party.



    "BOEING INDENTURE TRUSTEE" means The Chase Manhattan Bank (successor in interest to The Chase Manhattan Bank (National Association)) and, subject to the provisions of Article Six of the Boeing Indenture, also includes its successors and assigns, and, if at any time there is more than one Person acting as Boeing Indenture Trustee thereunder, "Boeing Indenture Trustee", as used with respect to the Boeing Securities of any series, means the Boeing Indenture Trustee with respect to Boeing Securities of that series.


    "BOEING SECURITIES" means "Securities" as defined in the first recital of the Boeing Indenture and more particularly means any Boeing Securities authenticated and delivered under the Boeing Indenture; PROVIDED, HOWEVER, that if at any time there is more than one Person acting as Boeing Indenture Trustee under the Boeing Indenture, "Boeing Securities", with respect to the series as to which such Person is the Boeing Indenture Trustee, has the meaning stated in the first recital of the Boeing Indenture and will more particularly mean Boeing Securities authenticated and delivered under the Boeing Indenture, exclusive, however, of Boeing Securities of any series as to which such Person is not Boeing Indenture Trustee.

    "CONSOLIDATED NET TANGIBLE ASSETS" means the aggregate amount at which the assets of Boeing and all Subsidiaries are reflected, in accordance with generally accepted accounting practices, on the asset side of the consolidated balance sheet, as at the close of a monthly accounting period (selected by Boeing) ending within 65 days next preceding the date of determination, of Boeing and its Subsidiaries (after deducting all related depreciation, amortization and other valuation reserves), except capital lease property rights, and except goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, and after deducting from such amount current liabilities as reflected, in accordance with such practices, on said balance sheet.

    "ORIGINAL ISSUE DISCOUNT SECURITY" has the meaning assigned thereto in the Boeing Indenture.

    "PAYMENT DEFAULT" means an Event of Default referred to in Section 5-1(a),
(b) or (c) of the Indenture.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PRINCIPAL PROPERTY" means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by Boeing or a Subsidiary, exclusive of (i) motor vehicles, mobile materials-handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 15% of Consolidated Net Tangible Assets or which the Board of Directors determines is not material to the operation of the business of Boeing and its Subsidiaries taken as a whole.

    "SALE AND LEASE-BACK TRANSACTION" of a corporation means any arrangement whereby (i) property has been or is to be sold or transferred by such corporation to any Person with the intention on the part of such corporation of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life of such property and (ii) such property is in fact so leased by such corporation.

    "SUBSIDIARY" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Boeing or by one or more other Subsidiaries, or by Boeing and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                        DESCRIPTION OF THE SOLICITATIONS


    Boeing and Rockwell are soliciting consents ("Consents"), upon the terms and subject to the conditions set forth in the Statement and the accompanying Consent Letter (the "Consent Letter"), to proposed amendments (the "Proposed Amendments") to the Indenture. The Proposed Amendments will delete or amend certain provisions and covenants in the Indenture, including but not limited to the following: (i) the mergers covenant will be deleted from the Indenture with the result that New Rockwell will not be required to assume Rockwell's obligations under the Securities or the Indenture following the Proposed Transactions (as defined below) and Boeing North American, Inc. ("Boeing North American"), the surviving corporation in the Merger (as defined below), will be permitted to merge with, or convey its assets to, another corporation without restriction, (ii) certain covenants and other provisions will be deleted from the Indenture, (iii) the reporting covenant will be amended to require filings of Boeing under the 1934 Act to be sent to the Trustee and (iv) a Guarantee Event of Default will constitute an event of default with respect to the applicable Series of Securities under the Indenture. Pursuant to the terms of the Indenture, receipt by Boeing and Rockwell of validly delivered and unrevoked Consents from Record Holders of a majority in principal amount of a Series of Securities is required to approve the Proposed Amendments relating to such Series of Securities (as to any Series of Securities, the "Requisite Consents").


    The Proposed Amendments and the Guarantee will be embodied in a Supplemental Indenture to be executed by Rockwell, Boeing and the Trustee. The Supplemental Indenture will become binding in accordance with its terms upon execution, but the Proposed Amendments and the Guarantee will only become effective upon the Effectiveness Date.

    Each of the Solicitations will expire at 5:00 p.m., New York City time, on the Initial Expiration Date set forth in the Statement, unless extended. With respect to each Solicitation, the term "Relevant Expiration Date" means the Initial Expiration Date, or if such Solicitation is extended, the latest time and date to which such Solicitation is extended. Each Solicitation may be extended independently of any other Solicitation.

    It is intended that the Supplemental Indenture will be executed on or shortly after the date that the Requisite Consents with respect to each Series of Securities have been obtained (but not prior to the Relevant Expiration
Date). The Indenture will remain in effect, without giving effect to the Supplemental Indenture, including the Proposed Amendments and the Guarantee, until (and subject to the occurrence of) the Effectiveness Date.

    Only registered holders of each Series of Securities at the close of business on the record date set forth in the Statement for determining the holders of each Series of Securities entitled to consent to the Proposed Amendments (the "Record Date") or their duly designated proxies, including participants who hold Securities through The Depository Trust Company (as to each such Series of Securities, the "Record Holders"), may consent to the Proposed Amendments relating to such Series of Securities.


    This Prospectus does not constitute part of the Solicitations, which are constituted by, and fully described in, the Statement, the Consent Letter and the other documents relating to the Solicitations that have been delivered by Boeing to the Record Holders. This Prospectus relates solely to the offer by Boeing, subject to the occurrence of the Effectiveness Date, of the Guarantee to the Record Holders of the Securities.


                    DESCRIPTION OF THE PROPOSED TRANSACTIONS

    Rockwell and Boeing intend to enter into a series of transactions whereby a subsidiary of Boeing ("Merger Sub") will merge with and into Rockwell (the "Merger"), which will then include only the A&D Business. Rockwell proposes to effect a tax-free reorganization pursuant to which (i) Rockwell will contribute (the "Contribution") substantially all of its businesses and assets, except the A&D Business, to New Rockwell International Corporation, a Delaware corporation and a newly-formed, wholly-owned subsidiary of Rockwell which, following the consummation of the Merger, will be renamed "Rockwell International Corporation" ("New Rockwell"), or to one of several entities that will become wholly-owned operating subsidiaries of New Rockwell, (ii) Rockwell will make a pro rata distribution (the "Distribution") of all the issued and outstanding shares of Common Stock, par value $1 per share, of New Rockwell and Class A Common Stock, par value $1 per share, of New Rockwell (collectively, "New Rockwell Shares"), including the preferred share purchase rights associated with such New Rockwell Shares, to the holders of shares of Common Stock, par value $1 per share, of Rockwell and Class A Common Stock, par value $1 per share, of Rockwell, respectively, on a share-for-share basis and (iii) each share of the common stock of Rockwell outstanding immediately prior to the Merger will be converted in the Merger into a fraction of a share of common stock of Boeing determined pursuant to a formula set forth in the Merger Agreement. Following the Merger, Rockwell (then consisting of only the A&D Business) will be a wholly-owned subsidiary of Boeing and will be renamed "Boeing North American, Inc." In connection with the Contribution and the Merger, Rockwell will retain certain liabilities, including, but not limited to, approximately $1.6 billion of long-term debt of Rockwell constituting the Securities, and an additional $565 million of Rockwell short-term debt. Boeing has agreed to provide a full and unconditional guarantee of the Securities and to assume or pay down the additional $565 million of short-term debt. New Rockwell will not assume, guarantee or otherwise be liable for any of Rockwell's obligations under the Securities or the Indenture. The Contribution, the Distribution, the Merger and the other transactions referred to in this paragraph are herein referred to as the "Proposed Transactions."

                         PRO FORMA FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION OF BOEING

    The unaudited pro forma condensed combined statement of financial position of Boeing is based on the historical consolidated statement of financial position of Boeing and historical statement of assets and liabilities of the A&D Business and is adjusted to give effect to the Merger using the purchase method of accounting as well as consistent application of Boeing accounting practices. The unaudited pro forma condensed combined statement of financial position has been prepared as if the Proposed Transactions occurred on June 30, 1996. The purchase price has been allocated to the assets and liabilities based upon preliminary estimates of their respective fair values and does not give effect to any synergies.

    The unaudited pro forma condensed combined statement of financial position should be read in conjunction with the audited consolidated financial statements, including the notes thereto, of Boeing for the year ended December 31, 1995, and the unaudited consolidated financial statements, including the notes thereto, of Boeing in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, both of which are incorporated by reference herein and the financial statements of the A&D Business and the notes thereto, included in the Form S-4, which financial statements are incorporated by reference herein. The pro forma condensed combined statement of financial position is not necessarily indicative of the financial position of Boeing that would have actually been obtained had the Proposed Transactions been consummated on June 30, 1996, nor is it necessarily indicative of any future financial position.

                                                                                JUNE 30, 1996
                                                              --------------------------------------------------
                                                                             A&D        PRO FORMA     PRO FORMA
                                                               BOEING     BUSINESS     ADJUSTMENTS    COMBINED
                                                              ---------  -----------  -------------  -----------

                                                                                (IN MILLIONS)
Cash and short-term investments.............................  $   5,640   $      29     $      --     $   5,669
Customer financing and accounts receivable..................      1,448         679            --         2,127
Inventories, net of advances and progress billings..........      6,265         376          (120)(1)      6,521
Other current assets........................................        651         120            63(7)        834
                                                              ---------  -----------       ------    -----------
      Total current assets..................................  $  14,004   $   1,204     $     (57)    $  15,151
Customer financing..........................................      1,085          --            --         1,085
Net property, plant and equipment...........................      6,351         550            --(9)      6,901
Goodwill....................................................         --          --         2,474         2,474
Other assets................................................      1,205       1,334          (336)(2)      2,296
                                                                                              (12)(3)
                                                                                              105(7)
                                                              ---------  -----------       ------    -----------
      Total assets..........................................  $  22,645   $   3,088     $   2,174     $  27,907
                                                              ---------  -----------       ------    -----------
                                                              ---------  -----------       ------    -----------
Accounts payable and other liabilities......................  $   6,379   $     724     $      15(4)  $   7,163
                                                                                             (125)(5)
                                                                                              170(6)
Advances in excess of related costs.........................        660         147            --           807
Income taxes payable........................................        390          --            --           390
Current debt................................................         22         565            --           587
                                                              ---------  -----------       ------    -----------
      Total current liabilities.............................      7,451       1,436            60         8,947
Accrued retiree health care.................................      2,503       1,357           (86)(5)      3,774
Long-term debt..............................................      2,337       1,597            38(3)      3,972
                                                              ---------  -----------       ------    -----------
      Total liabilities.....................................     12,291       4,390            12        16,693
Shareholders' equity........................................     10,354          --           860(8)     11,214
                                                              ---------  -----------       ------    -----------
      Total liabilities and shareholders' equity............  $  22,645   $   4,390     $     872     $  27,907
                                                              ---------  -----------       ------    -----------
                                                              ---------  -----------       ------    -----------

------------------------


(1) Adjustment to A&D Business inventory to conform to Boeing inventory accounting practices and to eliminate intercompany profit. Differences in inventory accounting practices between Boeing and Rockwell relate primarily to the determination of which costs are included within a contract and subject to subsequent recognition as cost of sales based on the estimated average total contract cost and revenue. For example, Rockwell includes general administrative and research and development

                                          (FOOTNOTES CONTINUE ON FOLLOWING PAGE)
    costs in inventory for all contracts where such costs are recoverable; Boeing includes such costs in inventory only to the extent recoverable under flexibly priced contracts.

(2) Adjustment to record the excess of the fair value of pension plan assets over the estimated pension obligations of the A&D Business at June 30, 1996 using actuarial assumptions consistent with those of the Boeing pension plans. The A&D Business projected benefit obligation has been valued at $6,815 million, and the fair value of the plan assets has been valued at $7,718 million, resulting in a prepaid pension expense of $903 million.

(3) Adjustment to eliminate unamortized expenses relating to the A&D Business acquired debt, and to restate the debt to fair value as of June 30, 1996.

(4) Adjustment to reflect transaction fees related to the acquisition of the A&D Business.

(5) Adjustment to record the fair value of the A&D Business retiree health obligation at June 30, 1996, and to conform classification to the Boeing method of presentation. The A&D Business total accumulated retiree health care obligation has been valued at $1,253 million.

(6) Adjustment to recognize estimated environmental remediation and other liabilities acquired in conformity with Boeing accounting practices. Although a substantial portion of the environmental remediation costs are likely to be eventually recovered through U.S. Government contracts, the Boeing policy is to immediately accrue and charge to current expense identified exposures related to environmental remediation sites based on conservative estimates of investigation, cleanup and monitoring costs to be incurred. The accrual reflected herein is based on preliminary reviews and estimates. Ongoing studies and expert analyses, to be updated subsequent to closing, may result in the recognition of an accrued environmental remediation liability that is materially different from the amount accrued herein.

(7) Adjustment to reflect changes in deferred tax assets due to the impact of adjustments (1) through (6) above.

(8) The value of the common stock of Boeing to be issued as a result of the Merger, notwithstanding certain potential adjustments provided for in the Merger Agreement.

(9) Based on preliminary estimates, management of Boeing does not believe the historical property, plant and equipment values, in the aggregate, differ materially from fair value of June 30, 1996.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF NET EARNINGS OF BOEING

    The unaudited pro forma condensed combined statements of net earnings of Boeing are based on the historical consolidated statement of net earnings of Boeing and of the A&D Business and are adjusted to give effect to the Merger using the purchase method of accounting as well as a consistent application of Boeing accounting practices. The unaudited pro forma condensed combined statements of net earnings have been prepared as if the Proposed Transactions occurred on January 1, 1995, and do not give effect to any synergies. The unaudited pro forma condensed combined statement of net earnings for the year ended December 31, 1995 is based upon the audited statement of net earnings of Boeing for the year ended December 31, 1995 and the audited statement of income of the A&D Business for the year ended September 30, 1995. The unaudited pro forma condensed combined statement of net earnings for the six months ended June 30, 1996 is based upon the unaudited statement of net earnings of Boeing for the six months ended June 30, 1996 and the unaudited statement of income of the A&D Business for the six months ended March 31, 1996.

    For the three month period ended June 30, 1996, sales for the A&D Business were $798 million, and earnings from continuing operations for the A&D Business were $57 million.

    The unaudited pro forma condensed combined statements of net earnings should be read in conjunction with the audited consolidated financial statements, including the notes thereto, of Boeing in its Annual Report on Form 10-K for the year ended December 31, 1995, and the unaudited consolidated financial statements, including the notes thereto, of Boeing in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, both of which are incorporated by reference herein and the financial statements of the A&D Business and the notes thereto, included in the Form S-4, which financial statements are incorporated by reference herein. The unaudited pro forma condensed combined statements of net earnings are not necessarily indicative of the operating results of Boeing that would have actually been obtained had the Proposed Transactions been consummated on January 1, 1995, nor are they necessarily indicative of any future operating results.

                                                                  YEAR ENDED DECEMBER 31, 1995
                                                        ------------------------------------------------
                                                                       A&D       PRO FORMA    PRO FORMA
                                                         BOEING     BUSINESS    ADJUSTMENTS   COMBINED
                                                        ---------  -----------  -----------  -----------

                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales and other operating revenues....................  $  19,515   $   3,238    $    (486)(1)  $  22,267
Costs and expenses....................................     18,613       2,778         (486)(1)     21,166
                                                                                        83(2)
                                                                                       150(3)
                                                                                        28(4)
Early retirement program expense......................        600          --           --          600
                                                        ---------  -----------  -----------  -----------
Earnings from operations..............................        302         460         (261)         501
Other income, principally interest....................        209          25           --          234
Interest and debt expense.............................       (151)       (142)          --         (293)
                                                        ---------  -----------  -----------  -----------
Earnings before taxes on income.......................        360         343         (261)         442
Federal taxes on income...............................        (33)        126          (28)(4)          5
                                                                                       (60)(5)
                                                        ---------  -----------  -----------  -----------
Net earnings..........................................  $     393   $     217    $    (173)   $     437
                                                        ---------  -----------  -----------  -----------
                                                        ---------  -----------  -----------  -----------
Earnings per share (primary)..........................  $    1.15          --           --    $    1.24
Earnings per share (fully diluted)....................  $    1.15          --           --    $    1.24
Weighted average number of shares.....................      342.2          --           --        351.8

                                                                 SIX MONTHS ENDED JUNE 30, 1996
                                                        ------------------------------------------------
                                                                       A&D       PRO FORMA    PRO FORMA
                                                         BOEING     BUSINESS    ADJUSTMENTS   COMBINED
                                                        ---------  -----------  -----------  -----------

                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales and other operating revenues....................  $  10,568   $   1,477    $    (250)(1)  $  11,795
Costs and expenses....................................      9,930       1,250         (250)(1)     11,053
                                                                                        41(2)
                                                                                        70(3)
                                                                                        12(4)
                                                        ---------  -----------  -----------  -----------
Earnings from operations..............................        638         227         (123)         742
Other income, principally interest....................        128           8           --          136
Interest and debt expense.............................        (75)        (80)          --         (155)
                                                        ---------  -----------  -----------  -----------
Earnings before taxes on income.......................        691         155         (123)         723
Federal taxes on income...............................        104          58          (12)(4)        122
                                                                                       (28)(5)
                                                        ---------  -----------  -----------  -----------
Net earnings..........................................  $     587   $      97    $     (83)   $     601
                                                        ---------  -----------  -----------  -----------
                                                        ---------  -----------  -----------  -----------
Earnings per share (primary)..........................  $    1.70          --           --    $    1.70
Earnings per share (fully diluted)....................  $    1.70          --           --    $    1.70
Weighted average number of shares.....................      345.3          --           --        354.9

------------------------

(1) Adjustment to eliminate sales between the A&D Business and Boeing, and to record corresponding adjustment to cost of sales.

(2) Adjustment to record amortization of goodwill relating to the acquisition of the A&D Business assuming, based on a preliminary review of the A&D Business units, a 30-year straight-line amortization method.

(3) Adjustment to reflect the impact of applying the Boeing actuarial assumptions as of June 30, 1996 to the revised values for projected obligation and plan assets of the A&D Business pension plans, and the revised value for the total accumulated benefit obligation relating to A&D Business retiree health care.

(4) Adjustment to reclassify state income taxes to general and administrative costs, consistent with Boeing accounting practices.

(5) Adjustment to record tax provision adjustment resulting from adjustment (3) above.

                              PLAN OF DISTRIBUTION

    The Guarantee is being offered directly by the Company in connection with the Merger, subject to the occurrence of the Effectiveness Date.

                                 LEGAL OPINIONS

    The legality of the Guarantee will be passed upon for the Company by Theodore J. Collins, Vice President and General Counsel of the Company. Mr. Collins owns, has options to purchase and has other interests in shares of common stock of the Company.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report, which is also incorporated by reference herein and is incorporated by reference in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

    The financial statements of the A&D Business incorporated in this Prospectus by reference to the Form S-4 have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report, which is also incorporated by reference herein and is incorporated by reference in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

    With respect to the unaudited interim financial information of Boeing for the periods ended March 31, 1996 and 1995 and June 30, 1996 and 1995 incorporated by reference in this Prospectus, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in The Boeing Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THE PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Available Information...........................          2
Documents Incorporated by Reference.............          2
The Company.....................................          3
Ratio of Earnings to Fixed Charges..............          3
Use of Proceeds.................................          3
Description of the Guarantee....................          4
Description of the Solicitations................          9
Description of the Proposed Transactions........         10
Pro Forma Financial Statements..................         10
Plan of Distribution............................         14
Legal Opinions..................................         14
Experts.........................................         14


                                 $1,600,000,000
                               THE BOEING COMPANY
                                   GUARANTEE

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                NOVEMBER 5, 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

S.E.C. Registration Fee...........................................  $ 551,724
Legal Fees and Expenses...........................................    100,000*
Accounting Fees and Expenses......................................      8,000*
Miscellaneous.....................................................    100,000*
                                                                    ---------
                                                                    $ 759,724*
                                                                    ---------
                                                                    ---------

------------------------

*   Estimate

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law reads as follows:

    INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--
(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Article VII, Section 4 of the registrant's By-Laws provides as follows:

    Section 4.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        4.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or that, being or having been such a director or officer or an employee of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee, or agent or in any other capacity while serving as such a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the full extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; PROVIDED, HOWEVER, that except as provided in
    Section 4.2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 4.1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); PROVIDED, HOWEVER, that an advancement of expenses incurred by an indemnitee in his/her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 4.1 or otherwise; and PROVIDED, FURTHER, that an advancement of expenses shall not be made if the Corporation's Board of Directors makes a good faith determination that such payment would violate law or public policy.

        4.2 RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section 4.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section 4 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

        4.3 NONEXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Section 4 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise. Notwithstanding any amendment to or repeal of this Section 4, or of any of the procedures established by the Board of Directors pursuant to Section 4.7, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

        4.4 INSURANCE, CONTRACTS, AND FUNDING. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law. The Corporation may, without further stockholder approval, enter into contracts with any indemnitee in furtherance of the provisions of this Section 4 and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 4.

        4.5 PERSONS SERVING OTHER ENTITIES. Any person who is or was a director, officer, or employee of the Corporation who is or was serving (i) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation or (ii) in an executive or management capacity in a partnership, joint venture, trust, or other enterprise of which the Corporation or a wholly owned subsidiary of the Corporation is a general partner or has a majority ownership shall be deemed to be so serving at the request of an executive officer of the Corporation and entitled to indemnification and advancement of expenses under Section 4.1.

        4.6 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions as such officer or officers deem appropriate under the circumstances. The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this Section 4 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation; PROVIDED, HOWEVER, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

        4.7 PROCEDURES FOR THE SUBMISSION OF CLAIMS. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 4, determination of the entitlement of any person thereto, and review of any such determination. Such procedures shall be set forth in an appendix to these By-Laws and shall be deemed for all purposes to be a part hereof.

    Officers and directors of the registrant are covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any breach of duty, neglect, error, misstatement, misleading statement, act or omission by the directors or officers in their respective capacities as such.

ITEM 16. EXHIBITS.


       2.  Agreement and Plan of Merger dated as of July 31, 1996 filed as Exhibit 2.1 to the
           Registration Statement on Form S-4 of The Boeing Company (file number 333-15001) is hereby incorporated by reference.
       4.  Form of Supplemental Indenture including Guarantee.
      5.1  Opinion of T. J. Collins, Esq., re legality.**
      12.  Statement re computation of ratios.**
      15.  Letter of Deloitte & Touche LLP re unaudited interim financial information.
     23.1  Consent of Deloitte & Touche LLP with respect to Boeing.
     23.2  Consent of T. J. Collins (included in Exhibit 5.1).**
     23.3  Consent of Deloitte & Touche LLP with respect to the A&D Business.
      24.  Power of Attorney**
     24.1  Power of Attorney for Mr. Pigott and Mr. Hiller.**


------------------------

 *  To be filed by amendment.

**  Previously filed.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in this registration statement;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless such information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 5th day of November, 1996.


                                          THE BOEING COMPANY

                                          By        /s/ PHILIP M. CONDIT
                                            ------------------------------------

                                                      Philip M. Condit
                                               President and Chief Executive
                                                           Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 5th day of November, 1996 by the following persons in the capacities indicated.


          SIGNATURE                        TITLE
------------------------------  ---------------------------
PRINCIPAL EXECUTIVE OFFICER:

     /s/ PHILIP M. CONDIT       President, Chief Executive
------------------------------    Officer and Director
       Philip M. Condit

PRINCIPAL FINANCIAL OFFICER:

      /s/ BOYD E. GIVAN         Senior Vice President and
------------------------------    Chief Financial Officer
        Boyd E. Givan

PRINCIPAL ACCOUNTING OFFICER:

       /s/ GARY W. BEIL         Vice President and
------------------------------    Controller
         Gary W. Beil

DIRECTORS:

      /s/ FRANK SHRONTZ         Chairman of the Board and
------------------------------    Director
        Frank Shrontz

              *                 Director
------------------------------
        John E. Bryson

              *                 Director
------------------------------
         John B. Fery

              *                 Director
------------------------------
         Paul E. Gray


          SIGNATURE                        TITLE
------------------------------  ---------------------------
              *                 Director
------------------------------
       Harold J. Haynes

              *                 Director
------------------------------
     Stanley Hiller, Jr.

              *                 Director
------------------------------
      Donald E. Petersen

              *                 Director
------------------------------
      Charles M. Pigott

              *                 Director
------------------------------
      Rozanne L. Ridgway

              *                 Director
------------------------------
    George H. Weyerhaeuser

* The undersigned by signing his name hereto does hereby execute this Registration Statement pursuant to powers of attorney filed as exhibits to this Registration Statement.

                                          By       /s/ DOUGLAS P. BEIGHLE
                                            ------------------------------------

                                                      Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                                                             SEQUENTIALLY
  EXHIBIT                                                                                                      NUMBERED
  NUMBER                                               EXHIBIT                                                   PAGE
-----------  --------------------------------------------------------------------------------------------  -----------------
        2.   Agreement and Plan of Merger dated as of July 31, 1996 filed as Exhibit 2.1 to the
             Registration Statement on Form S-4 of The Boeing Company (file number 333-15001) is hereby incorporated by reference...................................................................
        4.   Form of Supplemental Indenture including Guarantee..........................................
       5.1   Opinion of T. J. Collins, Esq., re legality.**..............................................
       12.   Statement re computation of ratios.**.......................................................
       15.   Letter of Deloitte & Touche LLP re unaudited interim financial information..................
      23.1   Consent of Deloitte & Touche LLP with respect to Boeing.....................................
      23.2   Consent of T. J. Collins (included in Exhibit 5.1).**.......................................
      23.3   Consent of Deloitte & Touche LLP with respect to the A&D Business...........................
       24.   Power of Attorney**.........................................................................
      24.1   Power of Attorney for Mr. Pigott and Mr. Hiller**...........................................


------------------------

*   To be filed by amendment.

**  Previously filed.